EXHIBIT 99.1
NEWS RELEASE

CONTACT:
Jean Fontana
646-277-1214
(Jean.Fontana@icrinc.com)

Stage Stores Reports 1.4% Comparable Sales Increase for Holiday Period, Revises Annual Guidance

HOUSTON, TX, January 13, 2020 - Stage Stores, Inc. (NYSE: SSI) today reported comparable sales for the holiday period. For the nine-week period ended January 4, 2020, comparable sales increased 1.4% as compared to the nine-week period ended January 5, 2019.* For the 48-week year to date period, comparable sales increased 4.2%.

Michael Glazer, President and Chief Executive Officer, commented, “While our positive comparable sales for the holidays did not meet expectations, we remain confident that our off-price strategy will lead to profitable growth in the future. Holiday comparable sales were primarily impacted by lower pre-conversion department store sales relative to our projections, and by the warmer holiday season. We now expect fiscal 2019 comparable sales in the range of 4.0% to 4.5%. In January, comparable sales are off to a strong start, with the first week increasing double digits.

In response to the holiday sales performance, we implemented incremental promotional efforts in the fourth quarter to ensure appropriate inventory levels as we enter fiscal 2020. As a result, we now expect full year 2019 earnings to be approximately $25 million to $30 million below the low end of the previously announced guidance range.”

About Stage Stores
Stage Stores, Inc. is a leading retailer of trend-right, name-brand values for apparel, accessories, cosmetics, footwear and home goods.  As of January 13, 2020, the company operates in 42 states through 611 BEALLS, GOODY'S, PALAIS ROYAL, PEEBLES, and STAGE specialty department stores and 158 GORDMANS off-price stores, as well as an e-commerce website at www.stage.com.  For more information about Stage Stores, visit the company’s website at corporate.stage.com.

* Historically, comparable sales have included dedicated ecommerce stores associated with the distribution centers that fulfilled orders. As part of the company’s transformation to off-price, the distribution centers are no longer fulfilling orders and the associated stores are being treated as closed for purposes of calculating comparable sales. Additionally, based on the pivot to Gordmans off-price stores, the company is no longer including dropship sales from its transactional department store site in the comparable sales calculation.

Caution Concerning Forward-Looking Statements
Certain statements in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and such statements are intended to qualify for the protection of the safe harbor provided by the Act. The words “anticipate,” “estimate,” “expect,” “objective,” “goal,” “project,” “intend,” “plan,” “believe,” “will,” “should,” “may,” “target,” “forecast,” “guidance,” “outlook” and similar expressions generally identify forward-looking statements. Similarly, descriptions of the company’s objectives, strategies, plans, goals or targets are also forward-looking statements. Forward-looking statements relate to the expectations of management as to future occurrences and trends, including statements expressing optimism or pessimism about future operating results or events and projected sales, earnings, capital expenditures and business strategy. Forward-looking statements are based upon a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Forward-looking statements are based upon management’s then-current views and assumptions regarding future events and operating performance. Although management believes the expectations expressed in forward-looking statements are based on reasonable assumptions within the bounds of its knowledge, forward-looking statements involve risks, uncertainties and other factors which may materially affect the company’s business, financial condition, results of operations or liquidity.

Forward-looking statements are not guarantees of future performance and actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, but not limited to, economic conditions, cost and availability of goods, inability to successfully execute strategic initiatives, competitive pressures, economic pressures on the company and its customers, freight costs, the risks discussed in the Risk Factors section of the company’s most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission (“SEC”), and other factors discussed from time to time in the company’s other SEC filings. This release should be read in conjunction with such filings, and you should consider all of such risks, uncertainties and other factors carefully in evaluating forward-looking statements.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures the company makes on related subjects in its public announcements and SEC filings.